Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

HyreCar Inc.

(Exact name of Registrant as Specified in its Charter)

Table 1 – Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Fees to Be Paid	Equity	Common Stock, $0.00001 par value per share, to be issued pursuant to the HyreCar Inc. 2018 Equity Incentive Plan and 2021 Equity Incentive Plan	Rule 457(c) and Rule 457(h)	4,265,000	(2)	$0.9035	(3)	$3,853,427.50	0.0000927	$357.21
Total Offering Amount/Registration Fee								$3,853,427.50		$357.21
Total Fees Previously Paid										N/A
Total Fee Offsets										N/A
Net Fees Due										$357.21

1.

Pursuant to Rule 416(a) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of common stock, as the case may be, that become issuable under the plans set forth herein by reason of any stock dividend, stock split, recapitalization, or other similar transaction effected that results in an increase to the number of outstanding shares of Registrant’s common stock.

2.

Represents (i) 600,000 additional shares common stock, par value $0.00001 per share (the “Common Stock”) under the 2018 Equity Incentive Plan (the “2018 Plan”) pursuant to the provisions of the 2018 Plan which provided for an automatic increase of 300,000 shares of Common Stock on each of January 1, 2021 and January 1, 2022 and (ii) 3,665,000 shares of Common Stock reserved for future issuance under the Registrant’s 2021 Equity Incentive Plan.

3.

Solely for the purposes of calculating the registration fee and based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Capital Market on August 9, 2022, which date is within five business days prior to the filing of this Registration Statement.